Exhibit (a)(1)(E)

GEOMET, INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR SHARES OF RESTRICTED STOCK, DATED DECEMBER 7, 2010 (AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”).

If you would like to participate in this Offer, please indicate your election by checking the applicable boxes on the Offer Election Form and submitting it to us in accordance with the instructions on the Offer Election form by 5:00 p.m. Central Time on
January 5, 2011 (unless the Offer is extended).

You may withdraw this election by submitting a new properly completed Election Form prior to the expiration date, which will be 5:00 p.m. Central Time on January 5, 2011, unless we extend the Offer.

By electing to exchange my eligible options, I understand and agree to all of the following:

1. I hereby agree to exchange my eligible options indicated on the Election Form for new shares of restricted stock (“Shares”) as determined in accordance with the Offer to Exchange on the terms of the Offer as set forth in the Offer to Exchange of which I hereby acknowledge receipt. Each eligible option indicated on the Election Form will be cancelled on January 5, 2011 or, if the Offer is extended, on the extended expiration date. Any new Shares, as determined in accordance with the Offer to Exchange, will be granted to me on January 5, 2011, in accordance with the terms of the Offer or, if the Offer is extended, on the expiration date of the extended Offer.

2. The Offer is currently set to expire at 5:00 p.m. Central Time on January 5, 2011, unless GeoMet, in its discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be an active employee of GeoMet or its subsidiaries or otherwise cease to remain eligible to participate before the expiration of the Offer, I will not receive any new Shares. Instead, I will keep my current eligible options and they will expire in accordance with their terms.

4. If I tender my eligible options, my Election Form must list all of the eligible options I own to tender for exchange. I will be bound by any properly submitted Notice of Withdrawal/Change of Election Form received by GeoMet prior to 5:00 p.m., Central Time, on January 5, 2011, or else my original Election Form if no Withdrawal/ Change of Election Form is received.

5. The tender of my eligible options pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. If the offer is extended by GeoMet beyond that time, I may withdraw my election at any time until the extended expiration date of the offer. To withdraw my tendered eligible options, I must deliver a properly completed and signed Notice of Withdrawal/Change of Election Form to GeoMet, whose mailing information is described in the Notice of Withdrawal/Change of Election Form. Withdrawals may not be rescinded, and any eligible options withdrawn from the offer will thereafter be deemed not properly tendered for purposes of the offer, unless my eligible options are properly re-tendered before 5:00 p.m., Central Time, on the Expiration Date by following the procedures described above.

6. The tender of my eligible option grants will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by GeoMet of my eligible options pursuant to the Offer will constitute a binding agreement between GeoMet and me upon the terms and subject to the conditions of the Offer.

7. I am the registered holder of the eligible options tendered hereby, and my name and other information appearing on the Election Form are true and correct.

8. I am not required to tender my eligible options pursuant to the Offer.

9. GEOMET AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OFFER CANNOT GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL, TAX AND INVESTMENT ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

10. Under certain circumstances set forth in the Offer to Exchange, GeoMet may terminate or amend the Offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

I understand that none of the officers or employees of GeoMet, the Board of Directors of GeoMet or the Compensation Committee of the Board of Directors of GeoMet is making any recommendation as to whether I should exchange or refrain from exchanging my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences. I understand that the new Shares may decline in value. I further understand that past and current market prices of GeoMet common stock may provide little or no basis for predicting what the market price of GeoMet common stock will be in the event I elect to exchange my options in accordance with the terms of this offer or at any other time in the future.

This Agreement does not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Election Form; (3) this Agreement to Terms of Election; and (4) the 2006 Long-Term Incentive Plan, as amended, and the Form of Restricted Stock Agreement.